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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS(LOSS)
                         SIX MONTHS ENDED JUNE 30, 2000
                (Dollars in thousands, except per share amounts)

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
                                                                 Number of           Percent
                                                                  Shares          Outstanding         Equivalent Shares
                                                                ----------         -----------         -----------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                           639           100.00%                         639

After Initial Public Offering
  1998 Common Stock Offering                                    15,000,000           100.00%                  15,000,000
  Preferred Stock Converted to Common Stock                     60,511,692           100.00%                  60,511,692
  1999 Common Stock Offering                                    21,041,100           100.00%                  21,041,100
  2000 Common Stock Offering                                    10,703,109            81.30%                   8,702,101
  Treasury Shares                                                 (327,495)           76.68%                    (251,136)
  Warrants Exercised                                               626,094            95.41%                     597,345
  Stock Options Exercised                                          643,953            64.59%                     415,914
  Cash in Lieu of Stock Split                                         (577)           67.59%                        (390)
  Employee Stock Discount Purchase Plan Shares issued              194,520            94.65%                     184,120
  Common Stock Issued for Business Acquisitions                    393,482             8.57%                      33,713
                                                                                                       -----------------
  WEIGHTED AVERAGE SHARES OUTSTANDING                                                                        106,235,098

  NET LOSS APPLICABLE TO COMMON STOCK                                                                  $    (118,000,000)

  NET LOSS PER SHARE, BASIC AND DILUTED                                                                $           (1.11)
                                                                                                       =================
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